Exhibit 10.37

ISx MASTER LICENSE AND SUPPORT AGREEMENT

By agreeing to the Oy International Business Machines Ab (“ISx Vendor) TFI1001022 dated 8.1.2002 and its supplement 001 dated 12.8.1004 IBM Order Agreement including Program Specifications TFI 1001022OEM and SP 4922 (“IBM CONTRACT”):, Oy Eniro DS Ab (“Licensee”) agrees to the terms of this ISx MASTER LICENSE AND SUPPORT AGREEMENT (the “Agreement”), granted by Information Services eXtended, Inc. (ISX), a Delaware Corporation (“ISx”) which is effective, as January 1, 2003 (the “Effective Date”). Licensee and ISx are collectively referred to as the “Parties.” By agreeing to the IBM Order Agreement including Program Specifications TFI1001022OEM and SP 4922, ISx Vendor and Licensee acknowledge and agree that ISx is a Party to this Agreement and is able to enforce, and receive the benefit of, all its rights hereunder as if it were a signatory to this Agreement.

ISx Vendor is not a party of this Agreement, Licensee agrees to pay to ISx Vendor, or, if ISx Vendor is incapable or unwilling to invoice and collect payments, to ISx Inc., the amounts specified in this Agreement. ISx Vendor is in no event liable for any errors or deficiencies in Software.

RECITALS:

WHEREAS, ISx owns or has acquired the right to license certain proprietary Software (as defined herein);

WHEREAS, ISx desires to grant and Licensee desires to obtain a limited license to the Object Code of the Software, along with certain Support and Maintenance Services (as defined herein), subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                  Recital Representations. The Parties agree that all of the foregoing recitals are true, correct, and are incorporated herein by reference.

2.                                      Definitions. Except for those words defined elsewhere in this Agreement, the following non-exclusive list of definitions shall have the meanings set forth hereunder in this Attachment and any Exhibits attached hereto.

2.                                       “Affiliate” means an entity directly or indirectly controlling, controlled by or under common control with that party, where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority; provided, however, that such entity shall be considered an Affiliate only for the time during which such control exists.

2.2                                 “Confidential Information” means, (i) with respect to ISx’s Confidential Information, all proprietary information, whether in oral, written, graphic, electronic or machine readable form used or developed, in whole or in part, by ISx or by third parties, and which ISx desires or is required to keep confidential including, without limitation: price lists, customer lists, procedures, improvements, modifications, Enhancements, Updates, concepts and ideas, business plans or proposals, technical plans and proposals, research and development, know-how, budgets and productions, technical memoranda, research reports, designs and specifications, product and user manuals, software in both Object Code and Source Code, specifically including the Software, Documentation, engineering, hardware, configuration information, algorithms, new product and service developments, comparative analysis of competitive products, services and operating procedures, and other information, data and documents now existing or later acquired by ISx, whether or not any such information, data or documents qualify as trade secrets, are reduced to writing, or are protected by patent or copyright registration under applicable federal or state law; and (ii) with respect to Licensee’s Confidential Information, all proprietary information, whether in oral, written, graphic, electronic or machine readable form used or developed, in whole or in part, by Licensee or by third parties, and which Licensee desires or is required to keep confidential including without limitation information, data and documents now existing or later acquired by Licensee, whether or not any such information, data or documents qualify as trade secrets, are reduced to writing, or are protected by patent or copyright registration under applicable federal or state law.

2.3                                 “Documentation” means collectively: (i) all of the written, printed, electronic, or other materials in any format published or otherwise made available by ISx that relate to the functioning, operation and/or performance capabilities of the Software; (ii) all user, operator, systems administration, technical support, and other manuals, and all other written, printed, electronic or other materials in any format published or otherwise made available by ISx that describe the function operating and/or performance capabilities of the Software.

2.4                                 “Enhancements” means a new function or feature for any portion of the Software that was not contained in previous releases or versions of the Software and that may be incorporated into the Software by modification of the then-existing Software or by development of new programs.

2.5                                 “Error” means a failure of the Software that causes the Software to crash, lose data,  or materially deviate from its reasonably expected functionality.

2.6                                 “License” means the license of the Software described in Section 3, hereunder.

2.7                                 “One Time License Charge” (OTC) means the license fee paid by Licensee to ISx for the use and License of the Software, in accordance with the provisions of this Agreement and attachments thereto, and as described in Section 6.1 hereunder.

2.8                                 “Object Code” means the binary machine-readable version of the Software.

2.9                                 “Software” means the Object Code or machine-readable version of the computer software described in Exhibit ”A” attached hereto, including any future Updates, or Enhancements developed and owned or licensed by ISx. “Software” also means any whole or partial copies of machine-readable data such as a database and related licensed materials, including documentation and listings in any form.

“Services” means the performance of a task or project, provision of advise and counsel, assistance, or use of a resource (such as access to an information data base) ISx may make available to Licensee. When appropriate, ISx’s provision of the Services may be described in a separate agreement and referred to as a “Technical Services Agreement” which may also include at least one “Statement of Work” as an appendix that provides further details.

“Source Code” means those statements in a computer language that when processed by a compiler, assembler or interpreter become executable by a computer.

2.12                           “Specifications” means the technical and functional specifications for the Software in effect at the date of this Agreement, and as may be provided in an Exhibit ”A” attached hereto.

“Support and Maintenance Fee” or “Annual Support Charge” (“ASC”) means the annual fee to be paid by Licensee pursuant to Section 6.2 hereunder for Support and Maintenance Services.

2.14                           “Support and Maintenance Services” means ISx’s provision of the services described in Section 4.1 hereunder.

“Territory” means Finland unless otherwise specified.

“Third Party Software” means any computer software programs not owned or licensed by ISx.

2.17                           “Update” means any revision to the Software licensed hereunder consisting of Error fixes and/or minor functional enhancements issued by ISx from time-to-time, generally made available to Licensee.

3.                                      Grant of Software License

3.1                                 License Grant. Subject to the terms and conditions of this Agreement, ISx hereby grants to Licensee a limited, non-exclusive (except as set forth in Section 3.5 below), non-transferable, non-assignable right to use during the Term (as defined below) an unmodified version of the Software and the Documentation solely for Licensee’s internal use in providing directory assistance services within the Territory (the “License”). Licensee shall not use, license, sublicense, lease, copy or otherwise distribute the Software in any other manner except as expressly stated herein. Licensee shall have the right to make one (1) copy of the Software for back-up purposes only provided Licensee reproduces the copyright notice and any other legend or ownership on the copy. You may use the copy only to replace the original, when necessary.

3.2                                 No Licenses. Except as is expressly set forth in this Agreement, Licensee shall not, nor shall Licensee authorize or permit any third party, to translate, update, modify, reverse engineer, reverse assemble, reverse compile, decompile, recompile, or disassemble the Software, nor shall Licensee have the right to sublicense, assign, distribute, lease or otherwise make available to any third party any of the rights granted to Licensee hereunder. Except as expressly provided herein, no other licenses are granted herein.

3.3                                 Software Ownership. Except to the extent that a third party software provider reserves rights in software being provided herein, all patents, patentable material, copyrights, trademarks, trade secrets, service marks, trade names, intellectual property and other proprietary rights in or related to the Software are and will remain the exclusive property of ISx whether or not specifically recognized or perfected in the laws of the jurisdiction in which the Software is used or licensed. Licensee will not take any action that jeopardizes ISx’s proprietary rights or acquire any right in the Software or Confidential Information. ISx will own all rights in any permitted copy, translation, modification, adaptation or derivation of the Software or Confidential Information, if any, including any Enhancement or Updates, if any. Unless otherwise provided, Licensee also acknowledges that ISx owns all proprietary rights, including patent, copyright, trade secret and other proprietary rights, in and to the Software and any corrections, bug fixes, enhancements, updates or other modifications, including custom modifications, to the Software. Licensee will obtain, at ISx’s request, the execution of any instruments that may be appropriate to assign these rights, or any other rights reasonable and necessary to Licensee rights (if any) in the Software, to ISx, its parents, subsidiaries, Affiliates or assigns, or perfect these rights in ISx’s name. All rights not expressly granted herein to Licensee are retained by ISx. Both ISx and Licensee agree to reproduce the copyright notice and any other legend of ownership on any copies made under the licenses granted in this part.

3.4                                 Enhancements and Updates. Any Enhancements and Updates provided to Licensee under this Agreement shall be considered part of the Software, and as such shall be governed by the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement, ISx is under no obligation to provide Licensee with Enhancements, and ISx’s obligation to provide Licensee with Updates is subject to the provision of Section 4 hereunder, including Licensee’s payment of the Support and Maintenance Fee.

3.5                                 Program Packages. ISx may provide certain programs together with their own license agreements. These programs (called “Program Packages”) are licensed under the term of the agreements provided with them. This Agreement’s patent and copyright terms apply to ISX Program Packages. For a Program Package, ISx may specify that Additional License Copies apply. If so, these copies are subject to the terms of the Program Package’s agreement, except that Licensee may not transfer them. If Additional License Copies apply, Licensee may copy all of the Program Package’s printed documentation. ISx may also specify that a testing period applies wherein Licensee may return the program Package to ISx before the end of such testing period for a refund.

3.6                                 Program Protection. For each license in the Software, Licensee agrees to ensure that anyone who uses the Software (accessed either locally or remotely) does so only for your authorized use and complies with ISx’s terms regarding such Software. Licensee further agrees to maintain a record of all copies and in the case of a licensed database, Licensee shall allow access to the information contained in it only to Licensee’s employees, agents, or subcontractors, and only in support of their work for Licensee.

4.                                      Software Support and Maintenance Services.

4.1                                 Obligation to Provide Support and Maintenance Services. During the Initial Support and Maintenance Period and for each successive Support and Maintenance Period (each as defined below), and provided that Licensee has paid the Support and Maintenance Fee then owing to ISx, as provided in Section 6.2, Licensee shall receive by telephone, e-mail, or, if reasonably required by the circumstances, on-site Support and Maintenance Services as are more particularly described in Exhibit ”B” attached hereto. Licensee, at its sole expense, agrees to make a reasonable effort to establish and maintain an internal competency center or help desk to assist ISx in coordinating and providing the Support and Maintenance Services as set forth herein by establishing a central point of contact with ISx.

Modification of Support and Maintenance Services. ISx, in its sole discretion, reserves the right to change or modify the Support and Maintenance Services to be provided to Licensee during any subsequent Support and Maintenance Period by providing Licensee with written notification of such changes or modifications no later than ninety (90) days prior to the scheduled end of the then current Support and Maintenance Period.

Obligations Of Licensee

a.                                       Licensee Contact. Licensee shall notify ISx of Licensee’s designated Licensee Contact. To the maximum extent practicable, Licensee’s communications with ISx will be through the Licensee Contact.

b.                                      Installation. Licensee agrees to install all corrections of substantial defects, minor bug fixes and updates, including any enhancements, for the Software in accordance with the instructions and in order of receipt from ISx including setting up and maintaining and appropriate operating environment. In order to receive support under this Agreement, Licensee must be on the current available release of the Software.

c.                                       Facility and Personnel Access. Licensee agrees to grant ISx access to Licensee’s facilities and personnel concerned with the operation of the Software to enable ISx to provide defect support. Such access shall be sufficient, free and safe for ISx to fulfill its obligations.

d.                                      No Modification of Software. Licensee agrees not to modify, enhance or otherwise alter the Software, unless and only to the extent specifically authorized in the user manuals identified in Exhibit A or the prior written consent of ISx is obtained.

e.                                       Error Documentation. Upon detection of any error in the Software, Licensee, as requested by ISx, agrees to provide ISx a listing of output and any other data, including databases and backup systems, that ISx reasonably may request in order to reproduce operating conditions similar to those present when the error occurred.

5.                                      Agreement Structure & Invoicing.

5.1                                 Software becomes subject to this Agreement when ISx accepts Licensee’s order. ISx accepts Licensee’s order by sending Licensee written confirmation of such acceptance or by shipping the Software.

5.2                                 Licensee accepts additional terms in any written confirmation, invoice, or other written document provided by ISx by either signing such document, using the Software or Service, or allowing others to do so, or by making any payment for the Software or Service.

5.3                                 ISx Vendor or, if ISx Vendor is incapable or unwilling to invoice and collect payments, ISx Inc. shall invoice for the following: 1) OTC; 2) ASC in advance for applicable invoice period; 3) All other charges when or after Licensee incurs them.

5.4                                 For software or service beyond the scope of this Agreement, ISx may charge extra if, for example, 1) ISx is required to use other than private automobile or scheduled public transportation to provide Maintenance Service or 2) we respond to your request for service of Software outside its standard service provisions. ISx will use reasonable efforts to notify Licensee in advance if these charges apply and the charges will be valid after Licensee’s prior written approval. Thus, in connection with the performance of the Support and Maintenance Services outside the scope of this Agreement, Licensee shall reimburse ISx for all reasonable out of pocket business expenses incurred by ISx and/or its agents, including, but not limited to, travel to Licensee’s place of business by ISx’s employees and agents, hotel and meal allowances, fees of third party contractors, and the purchase of materials or rental of equipment. Licensor will use reasonable efforts to notify Licensee in advance if these charges apply.

6.                                      License Fees; Support Fees; Expenses; Audit Rights

6.1                                 Existing software. ISx agrees to grant a license for the Software and Upgrades to the Licensee for no charge for Software as described in Exhibit A as of this Effective Date.

6.2                                 Annual Support and Maintenance Fee. The Support and Maintenance Fee is also referred to herein as “Annual Support Charge” or “ASC”. In exchange for Support and Maintenance Services to the Licensee as set forth in paragraphs 3.1 and 4.1 above, Licensee agrees to pay ISx Vendor or, if ISx Vendor is incapable or unwilling to invoice and collect payments, ISx Inc an Annual License Charge (in EUROs) as detailed in Exhibit A within thirty (30) days of the Effective Date of this Agreement, which amount will cover the Support and Maintenance Services for the Initial Support and Maintenance Period. Thereafter, on of before each yearly anniversary of the Effective Date of this Agreement, Licensee will be required to make additional ASC payments to ISx Vendor, which amounts will be in payment of the Support and Maintenance Fee. Failure to pay the ASC will remove any obligation from ISx to provide any additional enhancements, updates or upgrades. The obligation to provide Support and Maintenance Services hereunder is conditioned upon ISx first receiving complete payment of the Support and Maintenance Fee. ISx reserves the right to increase the Annual Support and Maintenance Fee during any subsequent Support and Maintenance Period by providing Licensee with written notice at least ninety (90) days prior to the scheduled end of the then current Support and Maintenance Period; provided however, that Licensee may choose not to continue their right not to receive Support and Maintenance Services by providing ISx with written notice no less than thirty (30) days prior to the scheduled end of the then current Support and Maintenance Period.

6.3                                 Audit Rights. Licensee shall maintain accurate and complete books and records relating to its use of the Software pursuant to this Agreement and keep such materials for the greater of five (5) years, or as required by law in the jurisdiction where the Software is located. ISx will have the right, no more than once per calendar year, to have an independent public accountant (the “Auditor”) examine Licensee’s relevant books, records and accounts (including records contained in electronic format on computers or any electronic data storage device) for the purpose of verifying Licensee’s compliance with this Agreement. Each audit will be conducted at Licensee’s place of business or at another place agreed to by ISx and Licensee during Licensee’s normal business hours, and upon at least five (5) days prior written notice. ISx will pay all fees and expenses of the Auditor for the examination; provided, however, that Licensee will bear any such expense if the review or audit shows a discrepancy in favor of ISx or Licensee’s non-compliance with the terms of this Agreement. All deficiencies shown by any such audit shall be immediately paid by Licensee in Euro currency.

7.                                      Taxes.

7.1                                 Taxes and Duties. Licensee shall pay all sales, use, transfer, privilege, excise, personal property, and all other taxes of every kind and nature, and all duties whether international, national, state or local, however designated, which are levied or imposed by reason of ISx’s performance under this Agreement; excluding, however income taxes which may be levied against ISx.

7.2                                 Withholding and Reimbursements. Licensee agrees that if any of the taxes or duties listed in Section 7.1 above are paid by ISx on behalf of Licensee, Licensee shall immediately reimburse ISx for the amount paid, plus any expenses incurred by ISx in connection therewith along with interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum, or the maximum amount allowed by law. In the event Licensee is required by any applicable law to deduct any amounts from the amounts to be paid to ISx under this Agreement on account of withholding taxes or any other taxes or levies of any kind, Licensee agrees that it shall pay all such additional amounts so that the net amounts received by ISx are the amounts to be paid by ISx specified herein.

8.                                      Non-Solicitation. Licensee agrees and covenants that it shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of ISx to leave the employee of ISx, any way interfere with the relationship between ISx and any employee or agent thereof, or (ii) hire any person who was an employee or agent of ISx at any time during the term of this Agreement (unless such employee was terminated by ISx). Licensee agrees that in the event it, directly or indirectly, hires or engages any of such personnel, on any basis or in any capacity other than with the prior written consent of ISx, Licensee shall immediately pay ISx fifty percent (50%) of the total compensation to be paid by the Licensee to such personnel for the following one-year period.

9.                                      Trademark and Trade Names. Except as specifically agreed to by ISx in writing, Licensee shall not reproduce, publish, reference, distribute or utilize any trademark or trade name of ISx or its Affiliates electronically, in writing, or in any visual way without the prior written approval of ISx. Without limiting the foregoing, Licensee agrees to submit to ISx, prior to use, distribution or disclosure, any advertising, promotion or publicity in which the trademarks or trade names of ISx or its Affiliates is used, or which is otherwise undertaken pursuant to this Agreement.

10.                               Warranty and Warranty Disclaimer.

10.1                           Limited Software Warranty. For a period of thirty (30) days, (the “Software Warranty Period”) beginning on the date of delivery of the Software to Licensee, ISx warrants that all Software shall substantially operate as described in the

Documentation and Specifications described herein (the “Software Warranty”). ISx will, at its own expense and as its sole obligation and Licensee’s sole and exclusive remedy for any breach of this Software Warranty, use commercially reasonable efforts to correct any reproducible Error in the Software reported to ISx in writing (along with all information available to Licensee that is relevant to verifying, diagnosing, or correcting the Error) during the Software Warranty Period. ISx may correct any Error by providing to Licensee, at ISx’s sole option, either: (i) a new version of the Software in which the Error has been corrected; (ii) additional software code that when installed in accordance with ISx’s instructions, will correct the Error; or (iii) instructions for operating the Software in a manner that will eliminate the material adverse effects of the Error. Any such Error correction provided to Licensee will not extend the original Software Warranty Period. This Software Warranty will terminate immediately if Licensee or any third party makes any modification to the Software.

No Third Party Software Warranty. ISx makes no warranties regarding Third Party software used with the Software, if any. ISx shall have no responsibility for any nonconformance with the Documentation or Specifications in the Software caused by alterations, modifications or installations made by Licensee or a third party. Any work relating to, including corrections, for difficulties or defects traceable to Licensee’s unauthorized alterations, modifications, errors or system changes shall be paid by Licensee at ISx’s then current time and material rates.

No Warranty for third party machines. ISx makes no warranties regarding IBM or third party machines. Such third party machines or products may have a specified warranty service as may be provided by such third parties to Licensee.

10.4                        DISCLAIMER OF WARRANTIES. THE LIMITED SOFTWARE WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY REGARDING THE SOFTWARE AND ANY MACHINES USED IN CONJUNCTION WITH THE SOFTWARE, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS (ALL OF WHICH ARE DISCLAIMED). LICENSEE ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY WARRANTIES OR STATEMENTS BY ANY PERSON OTHER THAN THE EXPRESS WARRANTIES SET FORTH ABOVE. ISX DOES NOT WARRANT THAT THE USE OF THE SOFTWARE OR MACHINES WILL BE ERROR FREE OR UNINTERRUPTED. MISUSE, ACCIDENT, MODIFICATION, UNSUITABLE PHYSICAL OR OPERATING ENVIRONMENT, OPERATION IN OTHER THAN THE SPECIFIED OPERATING

ENVIRONMENT, IMPROPER MAINTENANCE BY LICENSEE, OR FAILURE CAUSED BY A PRODUCT FOR WHICH ISX IS NOT RESPONSIBLE MAY FURTHER VOID THE LIMITED WARRANTY ABOVE.

11.                               INDEMNIFICATION.

11.1                           Third Party Infringement Claims. Subject to the provisions of this Agreement, ISx will defend at its own expense any action against Licensee brought by a third party to the extent that the action is based upon a claim that the Software directly infringes any U.S. patent or copyright or misappropriates any trade secrets recognized as such under any applicable U.S. trade secret laws. Subject to the provisions of this Agreement ISx will pay those costs and damages finally awarded against Licensee in any such action that are specifically attributable to such claims.

1.2                                 Conditions. ISx’s obligations under Section 11.1 above with respect to an action are conditioned on: (i) Licensee immediately notifying ISx in writing of such action when Licensee knows or reasonably should know of the existence of such action, (ii) Licensee giving ISx sole control of the defense thereof and any related settlement negotiations, and (iii) Licensee cooperating with ISx in such defense including, without limitation, making available to ISx all documents and information in Licensee’s possession or control that are relevant to the infringement or misappropriation claims or actions, and by making Licensee’s personnel available to testify or consult with ISx or its attorneys in connection with such defenses.

11.3                           ISx’s Options. If the use of the Software or a component thereof by Licensee becomes, or in ISx’s option is likely to become, the subject of infringement or misappropriation claims or actions then ISx may, at its sole option and expense either: (i) procure for Licensee the right to continue using the Software; (ii) replace or modify the infringing Software or component thereof so that it becomes non-infringing, (iii) replace the Software or a component thereof with a non-infringing substitute, or (iv) terminate Licensee’s right to use the Software and give Licensee a pro-rated refund or credit for the License Fee actually paid by Licensee to ISx for the infringing Software item.

11.4                           Exclusions. Notwithstanding the foregoing, ISx will have no obligation or otherwise with respect to any infringement or misappropriation claims or actions based upon: (i) any use of the Software not in accordance with this Agreement or the Documentation or for purposes not intended by ISx such as use of Software outside its specified operating environment, (ii) any modification of the Software made by any person other than ISx not agreed to by ISx in writing, (iii) a combination of the Software with the software or hardware of a third party; (iv)  a non-lSX product alone; or (v) Licensee’s continued use of the alleged infringing activity after being notified in writing by ISx thereof or after receiving a modification delivered by ISx that would have avoided the alleged infringement.

ENTIRE LIABILITY. THIS SECTION STATES ISX’S ENTIRE LIABILITY AND LICENSEE’S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT OR MISAPPROPRIATION CLAIMS AND ACTIONS PURSUANT TO SECTION 11.1 ABOVE.

6                                         Indemnification by Licensee. Licensee will defend, indemnify and hold harmless ISx and its shareholders, officers, directors, agents, and employees from any and all claims, losses, liabilities, damages, costs, awards, and expenses, including attorneys’ fees, expertise witness fees and court costs (directly or indirectly) arising from or related to (i) any breach by Licensee of its obligations, duties and responsibilities under this Agreement, (ii) any breach of or default under any representations, warranties, guarantees or other written or oral statements made by or on behalf of Licensee or any person under its control, including agents, or (iii) third party claims based on Licensee’s modification to the Software or based on Software created to Licensee’s specific design.

12.                               LIMITATION OF LIABILITY.

EXCLUSIONS TO LIABILITY. ISX SHALL NOT BE LIABLE FOR ANY: (1) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OPERATION OR USE OF THE SOFTWARE, INCLUDING, WITHOUT LIMITATION, SUCH DAMAGE ARISING FROM LOSS OF DATA OR PROGRAMMING, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS OR OTHER BENEFITS, DAMAGES TO EQUIPMENT, BREACHES OF SECURITY, AND CLAIMS AGAINST LICENSEE BY ANY THIRD PERSON, EVEN IF ISX HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (2) DAMAGES REGARDLESS OF THEIR NATURE, FOR ANY DELAY OR FAILURE BY ISX TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO ANY CAUSE BEYOND ISX’S REASONABLE CONTROL; OR (3) CLAIMS MADE A SUBJECT OF A LEGAL PROCEEDING (INCLUDING ARBITRATION) AGAINST ISX MORE THAN TWO (2) YEARS AFTER ANY SUCH CAUSE OF ACTION FIRST AROSE.

12.2                        LIMITATION OF DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, ISX’S SOLE LIABILITY UNDER

THIS AGREEMENT OR ANY APPENDED EXHIBITS, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY OR OTHERWISE SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED 100,000 EURO. LICENSEE SPECIFICALLY ACKNOWLEDGES THAT THE EXCLUSIONS AND LIMITATION OF LIABILITY EXPRESSEDAS IN THIS SECTION HAVE BEEN CONSIDERED AND NEGOTIATED IN THE CONTEXT OF THE SOFTWARE AND SERVICES TO BE PROVIDED BY ISX UNDER THIS AGREEMENT, AND THAT THEY ARE REASONABLE UNDER THE CIRCUMSTANCES, AND THAT THE LICENSE FEE AND OTHER CHARGES SPECIFIED IN THIS AGREEMENT WOULD BE SUBSTANTIALLY HIGHER IF THIS PROVISION WAS UNENFORCEABLE.

13.                               Term and Termination.

3.                                       Term of the Agreement. This Agreement shall take effect upon the Effective Date set forth in Exhibit A to the Master License & Support Agreement. An Initial Support Period shall begin from the effective date of the Master License Agreement and run for one year from the effective date of the Master License and Support Agreement. Any subsequent Support Period shall be for one year following the Initial Support Period. Unless otherwise terminated or expired, Renewal of the ASC shall be automatic at the end of each Support Period. Charging Period shall be annual and invoiced in advance of each Support Period.

13.2                           Termination. Other than a breach or default by Licensee under Sections 3, 6, or 15 of this Agreement, in which case, ISx may immediately terminate this Agreement upon delivery of written notice thereof to Licensee, this Agreement may be terminated by either party as follows: (i) at any time by the mutual agreement of ISx and Licensee, or (ii) by either party by giving thirty (30) days written notice to the other party (the “Defaulting Party”) of a material breach of the Agreement, and such Defaulting Party fails to cure the material breach within such thirty (30) day period, unless a longer time period is agreed to in writing by ISx and Licensee. (iii) by either party by giving ninety (90) days written notice to the other party.

13.3                           Effects of Termination. Upon the termination or expiration of this Agreement: (i) the obligation of ISx to maintain or upgrade the Software will cease; (ii) ISx will be under no obligation to repair, fix, modify or render any assistance to the Licensee without a new Service and Maintenance agreement; and (iii) the provisions of these Licenses and this Agreement will remain in effect in perpetuity. Neither party shall incur any liability for damage, loss, or expenses incurred by the other incident to a party’s termination of the Agreement in accordance with its terms.

3.4                                 Licensee’s Continuing Obligations. Without limiting any of the above provisions, in the event of a termination as a result of Licensee’s failure to comply with any of its obligations under this Agreement, Licensee shall continue to be obligated to pay any such sums that may then be owing to ISx, nor shall termination discharge any liability that may have been incurred by Licensee subsequent thereto.

14.                               Proprietary Notices. Licensee agrees to abide by the terms and conditions of all confidentiality notices or legends placed upon the Software; not to conceal from view any copyright, trademark or confidentiality notices placed on the Software, or any output generated by the Software; and to reproduce all copyright, trademark or confidentiality notices on all copies of the Software, made by Licensee, as permitted hereunder.

15.                               Confidentiality.

Obligation to Maintain Confidentiality. By virtue of the transactions contemplated by this Agreement, either Licensee or ISx, as the case may be (the “Receiving Party”) may obtain Confidential Information disclosed by either ISx or Licensee, as the case may be (the “Disclosing Party”). The Receiving Party agrees that, except as expressly authorized by the Disclosing Party in writing, it will not at any time (during the term of this Agreement, or any time thereafter) disclose to any person or use any Confidential Information, as defined above, for any purposes whatsoever, or permit any person whatsoever to examine, and/or make copies of any reports, Documentation or Software (whether in written form or stored on magnetic, optical, or other mass storage media) prepared by it or that comes into its possession or under its control pursuant to this Agreement. The Receiving Party further agrees to maintain any Confidential Information that may come into its possession using the same degree of care the Receiving Party uses with its own confidential information, but in no case less than reasonable care under the circumstances.

15.2                           Exceptions to Confidentiality. Notwithstanding the foregoing, Confidential Information shall not include any information that: (i) at the time of the disclosure is already in the possession of the Receiving Party and not subject to an existing obligation of confidentiality; or (ii) is independently made available to the Receiving Party by an unrelated third party whose disclosure would not constitute a breach of any duty of confidentiality owed to the Disclosing Party and demonstrated by documentary evidence by the Receiving Party; (iii) is generally available to the public through no wrongful act of the Receiving Party, (iv) is independently developed by the Receiving Party without using the Confidential Information as demonstrated by documentary evidence by the Receiving Party; or (v) is compelled to be disclosed pursuant to a court order, or by governmental agency having authority over Receiving Party, and provided that the Disclosing Party shall first have the opportunity to request a protective order, and also provided that the Receiving Party first uses reasonable efforts to obtain confidential treatment for the Confidential Information.

Except as provided above, all other information exchanged shall be considered non-confidential. If either party requires the exchange of confidential information outside the scope of the definition of Confidential Information in this Agreement, it will be made under a signed confidentiality agreement.

16.                               Equitable Remedies. Recognizing the competitive nature of the computer software industry, and also the special knowledge of the Software and of the affairs and operations ISx that Licensee has or may gain during the term of this Agreement, Licensee agrees that in the event it fails to comply with any of the terms set forth in this Agreement, ISx will suffer irreparable harm, which may not be adequately compensated by monetary damages. Accordingly, Licensee agrees that in the event of a breach or threatened breach of this Agreement, ISx shall be entitled to injunctive or other preliminary or equitable relief, in addition to such other remedies as may be available to it for such breach or threatened breach, including a temporary restraining order, permanent injunction, damages, and any other available remedies allowable under the law, by showing actual damages.

17.                               Notices.

Delivery of Notices. All notices, requests, demands and other communications, which are required or permitted hereunder shall be in writing, and shall be deemed to have been duly given, made and received: when personally delivered; or, if by facsimile when received, provided that the sender retains a printed transmittal confirmation sheet reflecting the date and time of delivery; or, if by overnight courier service, one (1) day following the day when deposited therewith for overnight priority service; or when deposited in the United States mails, first class postage prepaid, three (3) days following the day of such mailing, and addressed as set forth below:

If to ISx to:
Information Services Extended, Inc.
6301 N.W. 5th Way, 4th Floor
Ft. Lauderdale, FL 33309
Tel: 917-953-9203 954-689-6270 Fax 954-689-6360
miles@isxinc.com
Attention: Miles Wortman

If to IBM to:
Oy International Business Machines Ab
Tietokuja 2

FIN-00330 Helsinki
Tel: +358 9 459 5506 Fax: +358 9 459 4442
erkki.lumivirta@fi.ibm.com
Attention: Erkki Lumivirta

If to Licensee to:
Company: Oy ENIRO DS Ab
Address: Saterinkatu 6, 02601 Espoo
Telephone: +358 20 111 0510
Fax: +358 20 111 0511
e-mail: heikki.mikkonen@eniro.fi
Attention: Heikki Mikkonen

7.2                                 Change in Notice Address. Any party hereto may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section.

18.                               Assignment. Licensee and its Affiliates may not assign or transfer (including without limitation, by operation of law) its interest, rights or obligations under this Agreement or sublicense the Software without the prior written consent of ISx, and any prohibited assignment or sublicense shall be null and void.

19.                               Amendment. No amendment or modification of this Agreement shall have any effect, unless done in writing, stating with specificity the particular amendment or modification to be made and signed by all Parties hereto or their duly authorized representatives.

20.                               Waiver; Severance. Nothing herein may be waived unless done in writing and signed by the Parties to be bound, and no modification or amendment of any provision of this Agreement shall be construed as a waiver, breach or cancellation of any other provision or a waiver of any other option, right or privilege on any other occasion. In the event any of the provisions of this Agreement are deemed to be invalid or unenforceable by court order, administrative agency or other governmental action, the unenforceable provision shall be deemed severable from the remainder of this Agreement to the extent permitted by law, and the remaining provisions of the Agreement shall remain binding with the same effect as though the void parts were deleted.

21                                  The laws of Finland will govern, construe, and enforce all of the rights, duties, and obligations arising under, or relating in any manner to, the subject matter of this Agreement, notwithstanding any conflicts of law principles. The Parties agree that this Agreement is not subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sale of Goods.

22.                               Construction and Interpretation. The section headings in this Agreement are for convenience only, they form no part of this Agreement and shall not affect its interpretation. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Except as otherwise provided herein, words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

23.                               Survival. Sections 3.2, 3.3, 6, 7, 8, 9, 10, 11, 12, 13.3, 13.4, 14, 15, 16, 18, 21, 23, 24, 26 and 28, in addition to any other provisions that by their nature extend beyond termination or expiration, shall survive the termination or expiration of this Agreement.

24.                               Attorneys’ Fees. The prevailing party in any action, including arbitration, to enforce or interpret this Agreement shall be entitled to recover reasonable costs and fees in connection therewith, including reasonable attorneys’ fees in addition to any other remedies available at law or in equity.

25.                               Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Export Control and Other Regulatory Compliance. This Agreement shall be subject to all applicable laws, rules and regulations relating to the Software, including the export regulations of the United States Department of Commerce, Bureau of Export Administration. Licensee shall comply with all such laws, rules and regulations. Licensee shall not, and Licensee shall not permit any other party to, export or re-export the Software, whether in whole or in part, directly or indirectly, to any country, or to any foreign national of such a country regardless where such foreign nationals are located, for which the United States Government or any agency thereof requires an export license or other approval without first obtaining the same and at the sole cost and expense of Licensee.

Relationship of the Parties. Each Party is acting as an independent contractor and not as an agent, partner, or joint venture partner of the other Party for any purpose except as provided for in this Agreement. No Party shall have the right, power, or authority to act or create any obligation express or implied on behalf of the other, and neither party shall hold itself out as being able to do so.

28.                               Arbitration. All disputes arising in connection with this Agreement will be finally settled in arbitration by three arbitrators in accordance with the rules of the Central Chamber of Commerce in Helsinki. The arbitrators will come together, and the arbitration will take place, in Helsinki. The official language of the proceedings will be English.

29.                               Entire Agreement. This Agreement constitutes the sole and entire Agreement among the Parties pertaining to the subject matter contained herein and supersedes and cancels any and all other prior or contemporaneous agreements or understanding, whether oral or written, among the Parties with respect to the subject matter contained herein.

AGREED:

Licensor:			Licensee:

Information Services eXtended, Inc.			Oy Eniro DS Ab

By:	/s/ Miles Wortman		By:	/s/ [ILLEGIBLE]

	Name: Miles Wortman			Name:	[ILLEGIBLE]

	Title: Director, Global Operations			Title:	President

ISx Vendor:

Oy International Business Machines

By:	/s/ [ILLEGIBLE]

	Name:	[ILLEGIBLE]

Title:

EXHIBIT ”A”
to Master License & Support Agreement

ISx SOFTWARE

Computer Programs are listed in IBM CONTRACT
2.	Effective Date: January 1, 2003
3.	One-Time License Charges (OTC) are stated in IBM CONTRACT
4.	Annual Service Charges (ASC) are stated in IBM CONTRACT
5.	The Software listed in IBM CONTRACT shall be subject to the Software Support Process EXHIBIT ”B”.

EXHIBIT ”B”
to License & Support Agreement

SOFTWARE SUPPORT PROCESS

This document defines the process for providing defect service, problem resolution and product support for the Software listed in Exhibit A from ISX to the Licensee/Customer.

Scope Of Process

During the term of the License & Support Agreement, ISx will use commercially reasonable efforts to provide Customer standard maintenance and defect support as set forth in below for the computer programs and user manuals listed in Exhibit A to the License & Support Agreement (collectively “Software”).

Standard Maintenance Services

Scope of Services. During the term of this Agreement, ISx will provide Customer the following Standard Maintenance Services for the Software:

1                  Corrections of substantial defects in the Software so that the Software will operate as described in the user manuals listed in Attachment A.

2.               Periodic updates of the Software that may incorporate (A) corrections of any substantial defects, (B) fixes of any minor bugs, and (C)at the sole discretion of Isx, enhancements to the Software. The term updates does not include new versions.

Problem Reporting and Support –Program defects may be reported as an Incident via the ISx Support website to the ISx Support system, by Customer directly. Customer can report problems via the website any day any time. For reported severity 1 Incidents, ISx provides customer support 24x7. For other severity levels, ISx provides customer support from Monday through Friday (8:00 AM - 5:00 PM, Customer local time), excluding ISx local holidays.

When reporting a problem, customer personnel should provide the following information as a minimum:

•                  Customer ID

•                  Customer Password

•                  Customer contact name

ISx product name and version

Severity of the Incident

•                  Description of the problem

An Incident will be generated by the ISx Support system as a result of this initial ISx Support website entry and an Incident number will be assigned as the control number by the ISx Support system. The Incident number should be used in all future communication concerning the problem.

This Incident will be recorded in the ISx Support database. The ISx Support system contains records about each problem and the solution (or fix) for it. It also contains records about ISx customers, products and service organizations.

ISx Support System will send an email acknowledgement to the Customer Contact on the incident indicating that the incident has been received. ISx customer support personnel contact the Customer within the defined time periods established for each severity level to begin problem investigation. ISx customer support personnel provide problem resolution and maintain the Incident to closure. Customer may obtain incident status at any time via the ISx Support website. Also, Customer may update an existing incident with new information via the website.

If a problem requires on-site assistance, the then current hourly rates and terms for Services will apply.

Only for critical problems where Customer cannot use the function/program which has a critical impact on business operation and an immediate circumvention or solution is required, if ISx determines that on-site resources are required to fix the defect, ISx may elect to provide such on-site support as required. If the defect is ultimately determined to be a non-ISx problem, that assistance is billable.

Problem Severity - the following is a definition of problem severities, as seen by Customer:

SEVERITY 1 (CRITICAL) DESCRIPTION

Customer cannot use the function/program, which has a critical impact on the business operation. An immediate circumvention or solution is required.

ISx will attempt to determine an immediate solution to a severity 1 problem and will use commercially reasonable efforts to work around the clock to provide a fix or a temporary circumvention. In case of a temporary circumvention, the severity level will be renegotiated with the customer.

The ISx support personnel will provide the status of the problem resolution to customer contact periodically.

ISx target response time: Call backs to Severity calls will occur within 2 hours

Target resolution time: Action plan within working day. Permanent resolution within 30 days.

SEVERITY 2 (MAJOR) DESCRIPTION

Customer can use the function/program, but the business operation is severely restricted.

ISx target response time: Call backs to Severity 2 calls will occur within 4 business hours.

Target resolution time: Action plan within 3 working days. Permanent resolution within 60 days.

SEVERITY 3 (MINOR) DESCRIPTION

Customer can use the function/program with some restrictions on the functions which can be used. These restrictions do not have a critical impact on the business’s operations.

ISx target response time: Call backs to Severity 3 calls will occur within 8 business hours.

Target resolution time: Permanent resolution within 180 days. Permanent resolution is negotiable.

4.              Technical Assistance - a reasonable amount of remote assistance is available during ISx’s normal business hours (excluding local holidays) via telephone, fax, or e-mail to provide the customer with code-related technical assistance. For example, questions regarding availability of Code Corrections, Fixes, Program Updates, use, operation, or the interpretation of the Software’s results.

If ISx determines on-site assistance is required, and the problem is a failure of the Software to perform according to its then applicable specifications in the designated operating environment, no charges will apply. If ISx determines that the problem is due to other causes, or if you expressly request on-site assistance, the then current ISx hourly rate and terms for Service will apply.